Exhibit 99.1


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                         Announcement of Debt Offering

Southern Peru Copper Corporation ("SPCC") announced the sale to investors in Peru, on April 25, of $25 million of bonds, with maturities ranging from January 2005 to April 2010. The bonds have an interest rate of LIBOR plus 2.375% and were issued through SPCC's Peruvian Branch. Proceeds from the sale of the bonds will be used to finance a portion of SPCC's expansion and modernization program.

This fifth issuance forms part of a $750 million bond program, which SPCC plans to issue from time to time. SPCC issued $30 million in bonds in July 2000, $20 million in December 2000, $73.1 million in December 2001 and $25.9 million in February 2002.

SPCC is one of Peru's largest mining companies and one of the ten largest copper producers worldwide. The ownership of SPCC shares either directly or through subsidiaries, is as follows: Grupo Mexico (54.2%); Cerro Trading Company (14.2%); Phelps Dodge (14.0%), and other shareholders (17.6%).